Exhibit 10.24
PRODUCTION AND DISTRIBUTION AGREEMENT

This Agreement will enter into force on December 11, 2009 by and between:

1.           Hypor B.V., a company incorporated under the laws of The Netherlands, whose registered office is situated at Spoorstraat 69, 5831 CK Boxmeer, The Netherlands (hereinafter called "Hypor");

2.           AgFeed Industries, Inc., a company formed under the laws of The State of Nevada, whose principal place of business is located at Rm. A1001-1002, Tower 16, Hengmao Int’l Center, 333 S. Guangchang Rd., Nanchang, Jiangxi, China 330003 (hereinafter called “AgFeed”);

and

3.           Hypor Agfeed Breeding Company, Inc., a private company organized under the laws of the People’s Republic of China, whose registered office is at Rm. A1001-1002, Tower 16, Hengmao Int’l Center, 333 S. Guangchang Rd., Nanchang, Jiangxi, China 330003, (hereinafter called "HABC," and together with Hypor, the “Parties”).

WITNESSETH:

WHEREAS, Hypor is active in the field of the breeding of pigs and produces (great) grand parent stock and semen of same stock levels for production of great grand parent, grand parent and parent stock pigs and, in relation thereto, avails its expertise, know-how and other information in relation to the selection and the production of pigs (gilts and boars);

WHEREAS, HABC would like to produce great grand parent, grand parent and parent stock pigs and sell grand parent and parent stock pigs from Hypor’s (great) grand parent stock within the the Territory (as further defined hereinafter) and in connection therewith would like to receive related breeding know-how and other information;

WHEREAS, AgFeed, one of the largest hog producers in the People’s Republic of China, desires to purchase Grand Parent and Parent Stock pigs (all such terms as defined hereinafter) from HABC;

WHEREAS, Hypor possesses the trademark “Hypor” to be used in combination with the sale of (Great) Grand parent stock pigs and Parent Stock pigs as produced by means of (semen of) (great) grand parent stock pigs delivered by Hypor (hereinafter referred to as “Trademark”); and

WHEREAS, HABC desires to use the Trademark solely in connection with the utilization, marketing and sale of (grand) parent stock pigs in the Territory.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the undersigned have agreed and do by these presents agree as follows:

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ARTICLE 1 - DEFINITIONS

1.1	For the purpose of this Agreement, the following terms shall have the following meanings:

(a.)           “Effective Date” means December 11, 2009.

(b.)           “Great Grand Parent Stock” means; genetic nucleus animals (boar and sow) that produce Great Grand Parent and Grand Parent Stock for the production nucleus and multiplication levels of the breeding pyramid.

(c.)           “Grand Parent stock” means; the parents (boar and sow) of the Parent Stock (boar and sow).

(d.)           “Parent Stock” means the parents (boar and sow) of the final commercial product, being slaughter pigs.

(e.)           “(Great) Grand Parent Stock” means both Great Grand Parent Stock as well as Grand Parent Stock.

(f.)           “(Grand) Parent Stock” means both Grand Parent Stock as well as Parent Stock.

(g.)           “Territory” means: the Provinces or Municipalities within the Peoples Republic of China commonly known as Anhui, Hubei, Zhejiang, Jiangsu, Jiangxi, Hunan, Guangxi, Fujian, Guangdong, Hainan Provinces and Shanghai.

ARTICLE 2 – SCOPE OF THE AGREEMENT

2.1           From and after the Effective Date, HABC shall purchase (Great) Grand Parent Stock and the semen therof from Hypor and Hypor shall, with regard to the Territory, sell (Great) Grand Parent Stock and the semen thereof to HABC in such quantities as HABC will order according to Article 7 hereinafter.

2.2           In addition to section 2.1, Hypor will provide HABC with expertise, know-how and other information in relation to the production and the selection of (Great) Grand Parent Stock (the “Information”). For this purpose, HABC shall provide Hypor with information consistent with the instructions of Hypor. Upon receipt thereof, Hypor will calculate and communicate to HABC the breeding values of the Grand Parent Stock as produced by means of the Great Grand Parent Stock or related semen as supplied by Hypor. Additionally, Hypor will advise HABC whether or not the thus produced Grand Parent Stock can be used as a Great Grand Parent Stock for HABC’s breeding program.

2.3           Any and all expenses incurred by HABC in respect of its services under this Agreement, including sales promotion and sampling, shall be for its own account, unless it is expressly agreed to otherwise in writing.

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ARTICLE 3 -  RESTRICTIONS

3.1           It is understood that HABC will purchase semen of as well as (Great) Grand Parent Stock from Hypor not for reselling purposes but for the sole purpose of HABC producing and distributing (Grand) Parent Stock, in its own name and for its own account, unless it is expressly agreed to otherwise in writing and in advance thereof. In addition, HABC agrees that it shall not encumber, permit the attachment of any liens, pledge, mortgage, sell or in any other way transfer to a third party the rights, title or interest in the semen of (Great) Grand Parent Stock as well as (Great) Grand Parent Stock purchased from Hypor.

3.2           In addition to section 2.1, the sale of semen of (Great) Grand Parent Stock as well as (Great) Grand Parent Stock by Hypor to HABC hereunder is conditional upon HABC mating the (Great) Grand Parent Stock or using the semen of (Great) Grand Parent stock as Hypor shall reasonably direct.

3.3           During the term of this Agreement, HABC will refrain, directly or indirectly, from promoting, selling, distributing or otherwise handling in the Territory – whether for its own account or on behalf of any third party – any products of the same or similar nature, conception or applicability as (Great) Grand Parent Stock, (Grand) Parent Stock and/or other product whose sale is competitive with that of the (Grand) Parent Stock, unless with the written consent of Hypor, not to be unreasonably withheld.

3.4           HABC will not attempt to include any one (1) or more of either the genetic lines of Hypor or genetic lines from other sources in any foundation or pedigree breeding of pigs that may be controlled directly or indirectly by HABC or a third party, during the course of this Agreement and within five (5) years after its termination.

3.5           In the event HABC becomes aware of a sales opportunity for (Grand) Parent Stock outside the Territory, HABC will make commercially reasonable efforts to inform Hypor of such opportunity, upon which the latter, in consultation with HABC, will decide on how to proceed with such opportunity.

3.6           HABC agrees that it shall purchase all non-internal replacement animals from Hypor, and AgFeed shall purchase, and HABC or Hypor, as applicable, shall sell to AgFeed, all of AgFeed’s, Grand Parent Stock annual requirements for its Lushan and Gangda hog farms, as well as such requirements for any additional multiplier farms added by AgFeed during the term of this Agreement, first, from HABC and, second, from a Hypor breeding farm in the event of a health issue regarding the supply of animals from HABC.

ARTICLE 4 – TRADEMARK

4.1           Hypor hereby grants to HABC the right to use the Trademark, as is defined in Schedule 4.1, in connection with the sale of the (Grand) Parent Stock by HABC in the Territory, and HABC agrees to use the Trademark solely in connection with the sale by HABC of (Grand) Parent Stock in the Territory at all times during the term of this Agreement, unless otherwise agreed to by Hypor in writing and in advance.

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During the term of this Agreement, Hypor shall at all times remain the owner of the Trademark in the Territory and HABC shall not have the right to use the Trademark after the termination or expiration of this Agreement.

4.2          HABC shall not display or use the Trademark in such manner that its distinctiveness, reputation or validity might be impaired, and HABC will not display the Trademark in such relation to a mark of HABC or of any other third party as to suggest that the two marks constitute a single or composite mark.

4.3          HABC will not conduct its business under a business name or trading style identical with or in a manner that, in the reasonable opinion of Hypor, is confusingly similar to the Trademark or which might impair the validity, reputation or distinctiveness of the Trademark.

4.4          HABC shall not attempt to register any trademark that is similar to the Trademark or use any trademark that is similar to the Trademark whatsoever, whether during the term of this Agreement or after its termination.

4.5          HABC hereby acknowledges that it has no right in or to the Trademark, and HABC agrees neither to claim any rights in or to the Trademark or dispute or assist others to dispute the validity or ownership of the Trademark in relation to any pig activities or to any pig products whatsoever or wheresoever.

4.6          In the event any claim shall be made against HABC by a third party for trademark infringement arising from the use of the Trademark by HABC, the latter shall promptly notify Hypor and Hypor will undertake the defence of such action.

4.7          HABC shall promptly notify Hypor if it discovers that any third party is infringing the Trademark. Upon reasonable request, HABC shall cooperate with Hypor in the prosecution of such action, and all payments of damages received by Hypor in any suit shall be the property of Hypor.

4.8          HABC shall not give, or imply that it is authorised to give or that it is giving any permission to any third party to use the Trademark.

4.9          HABC shall co-operate with and assist Hypor in obtaining recordal of HABC as a registered user of the Trademark if such is not yet registered at the date of this Agreement,. In connection therewith, HABC hereby agrees that it will sign any such documents as may be required by Hypor and supply all such information as may be necessary to assist Hypor in obtaining the said recordal or registration of the Trademark.

ARTICLE 5 – SALES PROMOTION

5.1          HABC undertakes to stimulate the sale of (Grand) Parent Stock as provided for herein to the best of its ability. In connection herewith, HABC will maintain on its staff an adequate technical service charged with the responsibility of imparting this technical information and assistance to the customers of (Grand) Parent Stock.

5.2          Hypor shall, in its sole discretion, support the promotional efforts of HABC by supplying, free of charge, technical and commercial information.

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5.3           Printing proofs of all labels, folders, leaflets, written articles, pamphlets or other printings or materials that HABC wishes to use in connection with the (Grand) Parent Stock or the promotion or sale of the (Grand) Parent Stock shall be submitted to Hypor for prior approval.

ARTICLE 6 - REGISTRATION AND AUTHORIZATION

6.1           HABC undertakes to have this Agreement and the (Great) Grand Parent Stock or related semen (insofar applicable) registered with and authorized by the relevant authorities in the Territory as may be required in the Territory for the sale of (Grand) Parent Stock within the scope of this Agreement. At Hypor’s request, HABC will forward to Hypor copies of any and all relevant files and documents pursuant to any such registration or authorization.

After termination or expiration of this Agreement, HABC will cooperate with Hypor, at Hypor’s request, to promptly transfer the above registrations or authorizations to Hypor or a third party designated by Hypor.

HABC will make commercially reasonable efforts to ensure that the registrations or authorizations mentioned herein are maintained during the term of this Agreement and thereafter until the earlier of:  (i) effectuation of the aforesaid transfer or (ii) the one year anniversary of the termination or expiration of this Agreement.

ARTICLE 7 - PURCHASE ESTIMATES

7.1           In order to assure HABC of an adequate supply of (Great) Grand Parent Stock and/or related semen and to secure a proper planning of the production thereof, HABC shall submit to Hypor, before the first business day of each calendar quarter, a written estimate of the quantities of (Great) Grand Parent Stock and/or related semen it expects to purchase during the period of four (4) calendar quarters commencing with the signing of this Agreement.

HABC’s estimate shall be accepted by Hypor unless restricted by the limits of its available production capacity or its commitments to third parties. Hypor shall inform HABC within three (3) weeks after the date of receipt of the written estimate whether or not Hypor can accept the estimate submitted by HABC.

ARTICLE 8 – ORDER PROCEDURE, PRICE, PAYMENT AND DELIVERY

8.1 Without detriment to the provisions of the previous articles: (i) as an initial placement of (Great) Grand Parent Stock, HABC shall purchase from Hypor a volume of (Great) Grand Parent Stock as stated in Annex 8.1 and under the conditions as stipulated therein; and (ii) for the duration of this Agreement, HABC shall order quantities of semen of Great Grand Parent Stock in order to genetically link the HABC nucleus farm with other Hypor Nucleus farms, under the conditions as stipulated in Annex 8.1. Hypor’s obligation to sell any specific amount of (Great) Grand Parent Stock animals and/or semen of the Great Grand Parent shall be contingent upon receipt of a purchase order therefore.

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8.2           Such purchase orders shall set forth the quantities of (Great) Grand Parent Stock and/or related semen to be purchased, the delivery dates and shipping instructions. Hypor shall deliver the quantities requested in any purchase order on the delivery date specified and in accordance with the shipping instructions set forth in such purchase order.

Each delivery to HABC of (Great) Grand Parent Stock, Parent Stock or related semen will be separately invoiced by Hypor.

8.3           The price of the (Great) Grand Parent Stock, Parent Stock and related semen, as well as the royalty by HABC to Hypor, are listed in Annex 8.1 and attached hereto.

8.4           All payments accruing hereunder will be made by HABC within thirty (30) days of the date of the relevant invoice, in the currency indicated therein and to the bank account designated by Hypor.

However, it is agreed that if and when, in the opinion of Hypor, circumstances should render it desirable, all deliveries under this Agreement will as of then be made on the basis of a confirmed irrevocable documentary credit or any other form of pre-payment.

8.5           Delivery shall be Ex Works Hypor premises (“Ex Works” meaning Ex Works in accordance with the “INCOTERMS”, as established by the International Chamber of Commerce, most recent version) in conformity with the shipping instructions or on such other terms as may be agreed upon separately. Hypor shall not be responsible for the failure to deliver under, or the incorrect execution of, any purchase order due to incorrect, incomplete or misleading information supplied to Hypor by HABC.

HABC shall designate a delivery date not earlier than ninety (90) days following the date of receipt of the relevant purchase order.

ARTICLE 9 – INFORMATION AND REPORTS

9.1           HABC will make reasonable efforts to keep Hypor informed of any changes in local or general conditions which may affect the sale of (Grand) Parent Stock in the Territory, including all pertinent current information on competitive products, and HABC will inform Hypor promptly of any substitution or imitation of (Grand) Parent Stock, which comes to the attention of HABC.

Furthermore, HABC will inform Hypor promptly of any complaints or remarks from its clients with regard to (Grand) Parent Stock.

HABC will also provide Hypor with quarterly reports setting forth:

(i.)	sales of (Grand) Parent Stock realized in the previous calendar quarter specified by area, market and application, with comment on any deviation from the previous quarterly prognosis;

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(ii.)
a program for the coming calendar quarter which will include a forecast of the expected sales volume, a marketing and sales promotion plan and any other planned activity that could reasonably be regarded to be of interest to Hypor.

9.2          Upon reasonable advance notice, Hypor representatives will be granted access to HABC’s premises for the purpose of inspecting HABC’s production facilities and records related to the production of the (Grand) Parent Stock and to determine the proper use by HABC of the (Grand) Parent Stock.

9.3          HABC shall be obliged to keep an accurate registration system according to the Hypor guidelines. HABC will purchase and use the sow management program to be supplied and installed by Hypor. Distributor shall pay the purchase fee and annual maintenance service fee for this program to the supplier of the programs.

ARTICLE 10 – CONFIDENTIALITY

10.1	During and subsequent to the term of this Agreement, HABC shall:

 (i.)           only use any and all data, know-how, instructions, technical, commercial and other information as provided by Hypor (the “Information”) for the sole purpose as mentioned in this Agreement and for no other purpose whatsoever;

 (ii.)           return any physical materials and delete any electronically stored data after termination of this Agreement.

10.2         In addition to section 10.1, HABC shall keep at all times strictly secret from third parties, including those of its own employees who are not involved in the activities under this agreement, the Information HABC may obtain in its contacts with Hypor inclusive of its subsidiaries and/or affiliates, unless a proper execution of this Agreement is impeded by such keeping secret. This secrecy obligation shall not apply to knowledge, data, samples and/or other information referred to above, which are in the public domain or which have, by no fault of HABC, come into the public domain.

10.3         In addition to the preceding sections, HABC shall at no time derive, directly or indirectly, any right, title or interest whatsoever from (i) the Information placed at its disposal by Hypor or (ii) any and all knowledge, data, samples or such other information stemming from the collaboration under this Agreement, of which HABC hereby declares to waive any such right, title or interest.

ARTICLE 11 – DURATION, EXPIRATION AND TERMINATION

11.1         This Agreement will come into effect as of the Effective Date for a period of five (5) consecutive years. After the initial period of five (5) years, this Agreement may be extended for subsequent period(s) of two (2) consecutive years, only by written instrument signed by the authorised officers of each of the undersigned. Notwithstanding the expiration of the initial or extension period(s), the obligation of HABC to pay a royalty under Article 8 shall always remain in effect for an additional period of one (1) year directly following the initial or extension period(s).

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11.2	a) Hypor may terminate this Agreement without notice of liability in the event of HABC’s bankruptcy, voluntary liquidation, change of control, change of management, or the merger of HABC.

b)           Any of the undersigned may terminate this Agreement as to another undersigned (a “Defaulting Undersigned”) without notice in the case where the Defaulting Undersigned has not complied with its obligations under this Agreement within thirty (30) days after such Defaulting Undersigned’s receipt of a notice requiring it to cure its default, sent within thirty (30) days after discovery of such default.

In the cases indicated within this Section 11.2, the cancellation will take effect immediately, without judicial intervention.

Termination or continuation of this Agreement according to 11.2 (b) above does not relieve the Defaulting Undersigned of its obligation to indemnify any of the other undersigneds for all losses and damages.

11.3
Hypor may furthermore terminate this Agreement by registered air-letter at sixty (60) days’ notice in the event HABC is not able to sell a minimal annual volume of Grand Parent Stock and/or Parent Stock in accordance with the business plan as agreed by the shareholders of HABC.

11.4
The termination of the present Agreement on one or more of the grounds mentioned above shall not imply the renunciation of any rights to be derived from this Agreement and shall not relieve the counterparty from the fulfilment of all of its obligations hereunder.

11.5
Except in the event that as a consequence of breach of agreement this Agreement is terminated, no undersigned shall be required to make any payment for termination or expiration of this Agreement to any of the other undersigneds.

11.6
Within fourteen (14) days of receipt of a termination notice, HABC shall submit to Hypor a program under which it will have (i) slaughtered all (Great) Grand Parent stock or (ii) destroyed all semen it has purchased from Hypor prior to the final day of the initial term of the Agreement or, if the Agreement has been extended under Section 11.1, then prior to the last day of the extension period.

ARTICLE 12 – MISCELLANEOUS

12.1
Liability: With respect to liability for any damage suffered by HABC or any third party caused by (Grand) Parent Stock, Hypor will be liable only if and insofar as such damage is directly caused by the (Grand) Parent Stock at issue not being in accordance with its specifications due to the negligence of Hypor, such liability being limited to the amount equal to the invoice value of the goods in question.

12.2
No Warranties: Other than as specifically stated in this Agreement, Hypor grants no warranty, representation or guarantee, with respect to the productiveness, merchantability, or fitness for any purpose of the (Great) Grand Parent Stock or (Grand) Parent Stock and no oral or written representation by Hypor shall be interpreted to contain any such warranty or guarantee.

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12.3
Force Majeure: Notwithstanding Article 11, each of the undersigned shall be excused from the performance of its obligations hereunder in the event such performance is prevented by Force Majeure, provided that the undersigned concerned shall use its best efforts to complete such performance by other means.

For the purpose of this Agreement, Force Majeure shall be understood to include any circumstances beyond the control of Hypor, HABC or AgFeed, even if such circumstances were already foreseeable at the time this Agreement was concluded, that permanently or temporarily prevent fulfilment of the present Agreement, in total or in part, including, but not limited to: acts of God, acts, regulations or laws of any government, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labour disturbances, epidemic and failure of public utilities or carriers.

12.4
Assignment: This Agreement is personal to HABC and the rights and obligations of HABC under this Agreement cannot be passed to any third party nor are they assignable by HABC to any third party, unless with prior written consent of Hypor.

Without detriment thereto, no assignment or transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by all of the provisions of this Agreement.

12.5
Waiver: No omission or delay on the part of any of the undersigned in requiring a due and punctual fulfilment by any of the other undersigned of the obligations of such other undersigned shall be deemed to constitute a waiver by the omitting or delaying party of any of its rights to require such due and punctual fulfilment of any other obligations hereunder whether similar or otherwise, or a waiver of any remedy it might have hereunder.

The failure on the part of any of the undersigned to exercise or enforce any right conferred upon it hereunder shall not be a waiver of any such right nor operate to bar the exercise of enforcement thereof at any time or times thereafter.

Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of said provision or any breach of any other provision hereof.

12.6
Annexes: The Annexes annexed to this Agreement or to be added thereto shall, for the purpose of this Agreement, be deemed to form part of this Agreement, it being understood and agreed that in case of any deviation or discrepancy between the text of this Agreement and any stipulation made in one or more of the Annexes hereto, the text of the former shall prevail.

12.7
Entire understanding: The terms and conditions of this Agreement constitute the entire agreement and understanding of the undersigned, supersede all previous communications, whether oral or written, between the undersigned, including any previous agreement or understanding varying or extending the same, and there are no further or other agreements or understandings, written or oral, in effect between the undersigned with respect to the subject matter hereof.

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The making, execution and delivery of this Agreement have been induced by no representations, statements, warranties or agreements other than those herein expressed.

12.8
Applicable law: Regardless of the place of agreement, the place of performance or otherwise, this Agreement, and all amendments, modifications, alterations, or supplements hereto, shall be construed under, governed by, and the legal relations between the undersigned determined in accordance with the Laws of The Netherlands.

12.9
Settlement of disputes: Any controversy, claim or dispute arising out of or relating to any provision of this Agreement which can’t be resolved in an amicable manner, shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators to be appointed in accordance with the said Rules. The place of arbitration shall be The Hague.

12.10	Amendments: This Agreement may be amended or modified only by an instrument in writing of equal formality, signed by the duly authorized representatives of the respective undersigned.

12.11
Severability: The undersigned agree that no provision of this Agreement which may be deemed unenforceable shall in any way invalidate any other provision of this Agreement, all of which shall remain in full force and effect.

12.12
Notices: Any notice or communication provided for herein shall be deemed sufficiently sent if in writing and delivered or sent by airmail, or by registered airmail where that is specifically provided for by this Agreement, to HABC, Hypor or AgFeed at their respective addresses hereinabove set forth.

Any notice or communication sent by airmail shall be deemed to have been received by the addressee on the third business day after the date of mailing, when the substance thereof has been sent to addressee by email on or before the said third business day.

12.13	Paragraph headings: The paragraph headings in this Agreement have been incorporated for the sole purpose of more convenient reference but not for an interpretation of the clauses to which they refer.

12.14
General Terms. All services and deliveries of Hypor are subject to the General Conditions filed at the Chamber of Commerce for Oost Brabant at ‘s Hertogenbosch, The Netherlands and can be consulted at and downloaded from the website www.hypor.com. Should there be any discrepancy between the said General Conditions and the terms and conditions of this Agreement than the latter will prevail.

[signature page follows]

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IN WITNESS WHEREOF,

The undersigned have caused this Agreement to be executed by their respective duly authorized officers.

HYPOR B.V.

By:	/s/ M. H. M. Hendrix
Name:	M. H. M. Hendrix
Title:	President

AGFEED INDUSTRIES, INC.

By:	/s/ Li Songyan
Name:	Li Songyan
Title:	Chairman

HYPOR AGFEED BREEDING COMPANY INC.

By:	/s/ Li Songyan
Name:	Li Songyan
Title:	Authorized Signatory

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